TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY EXERCISE OF OPTION ON OVERHAUL OF USS JOHN C. STENNIS (CVN74)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...April 8, 2010...Todd Shipyards Corporation (NYSE:TOD) announced that the U.S. Navy ("Navy") has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $6,521,695.00 modification to previously awarded contract N00024-08-C-4416. This contract modification represents an exercised option for the Planned Incremental Availability ("PIA") for USS JOHN C. STENNIS (CVN74) ("Stennis"), at Puget Sound Naval Shipyard which will commence on May 17, 2010 and is expected to be completed November 17, 2010. This modification represents the authorization of additional repairs and alterations of various ship's systems and equipment throughout the aircraft carrier Stennis, and is a portion of the work to be completed by Todd Pacific during the overhaul period. The Company anticipates that additional work on the carrier will be definitized by the Navy, resulting in total contract modifications in the range of $21-24 million.

Todd's work in support of the PIA of the Stennis is being performed pursuant to the Company's five-year Multi-Ship Multi-Option ("MSMO") contract with the Navy for the overhaul and continued maintenance of the aircraft carriers stationed at Bremerton and Everett, Washington. The cost-type MSMO contract was awarded to Todd Pacific in 1999 and 2004 for five years each, and was awarded again in 2008 for an additional five years.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this release which are not historical facts or information are "forward-looking statements."  Words such as "believe," "expect," "intend," "will," "should,", "anticipate", and other expressions that indicate future events and trends identify such forward-looking statements.  These forward-looking statements involve risks and uncertainties which could cause the outcome to be materially different than stated.  Such risks and uncertainties include both general economic risks and uncertainties and matters discussed in the Company's annual report on Form 10-K which relate directly to the Company's operations and properties.  The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made.  Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.